Exhibit 4.6

GYRE THERAPEUTICS, INC.

AMENDMENT TO

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF SERIES X CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW

This AMENDMENT TO CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES X CONVERTIBLE PREFERRED STOCK, dated as of October 30, 2023 (this “Amendment”), is entered into by GYRE THERAPEUTICS, INC. (formerly known as Catalyst Biosciences, Inc.), a Delaware corporation (the “Corporation”).

RECITALS

WHEREAS, on December 27, 2022, the Corporation filed that certain Certificate of Designation of Preferences, Rights and Limitations of Series X Convertible Preferred Stock (the “Certificate of Designation”), pursuant to which the Corporation designated the Series X Convertible Preferred Stock, par value $0.001 per share, of the Corporation (the “Series X Preferred Stock”);

WHEREAS, capitalized terms used herein without definitions have the respective meanings set forth in the Certificate of Designation;

WHEREAS, Section 4(a) of the Certificate of Designation provides that an amendment of the Certificate of Designation to issue further shares of Series X Preferred Stock and increase the number of authorized shares of Series X Preferred Stock may only be effected by affirmative vote of the Holders of a majority of the then outstanding shares of Series X Preferred Stock;

WHEREAS, on October 27, 2023, the Holders of the then outstanding shares of Series X Preferred Stock unanimously approved the amendment of the Certificate of Designation to issue further shares of Series X Preferred Stock and increase the number of authorized shares of Series X Preferred Stock, pursuant to Section 4(b) of the Certificate of Designation;

WHEREAS, the Corporation intends to amend the Certificate of Designation and to enter into this Amendment to effectuate the terms set forth herein.

NOW THEREFORE, in consideration of the mutual promises and obligations contained herein, the Corporation, intending to be legally bound, and incorporating the recitals set forth herein, hereby agrees to the foregoing recitals and as follows:

AMENDMENT

1. Amendments.

(a) The RECITALS of the Certificate of Designation are hereby amended and restated as follows:

The Corporation, in accordance with the provisions of Section 103 of the DGCL does hereby certify that, in accordance with Section 151 of the DGCL, the following resolution was duly adopted by the Board of Directors on October 27, 2023:

WHEREAS, on December 22, 2022, the Board of Directors previously authorized and approved, (i) the issuance of a series of preferred stock designated as “Series X Convertible Preferred Stock”, (ii) the issuance of up to 12,340 shares of Series X Convertible Preferred Stock pursuant to the terms of that certain Asset Purchase Agreement and the issuance of up to 111,078 shares of Series X Convertible Preferred Stock pursuant to the terms of the Business Combination Agreement, and (iii) the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series);

RESOLVED, pursuant to authority expressly set forth in the Certificate of Incorporation, (i) the issuance of up to 1,622 shares of Series X Convertible Preferred Stock pursuant to the terms of that certain Securities Purchase Agreement is hereby authorized and (ii) the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series) are hereby fixed, and the Certificate of Designation of Preferences, Rights and Limitations of Series X Convertible Preferred Stock is hereby approved as follows:

(b) The reference to “Maximum Permitted Rate” in Section 1 of the Certificate of Designation shall be deleted in its entirety.

(c) The following reference shall be added to Section 1 of the Certificate of Designation in alphabetical order:

“Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of October 27, 2023, by and between the Corporation and GNI USA, Inc., a Delaware corporation.

(d) Section 2(a) of the Certificate of Designation is hereby amended and restated as follows:

a. The series of Preferred Stock designated by this Certificate of Designation shall be designated as the Corporation’s Series X Convertible Preferred Stock (the “Series X Preferred Stock”) and the number of shares so designated shall be 125,040 (which shall not be subject to increase except pursuant to an amendment to this Certificate of Designation duly adopted in accordance with the applicable law) and shall be designated from the 5,000,000 shares of Preferred Stock authorized to be issued under the Certificate of Incorporation. Each share of Series X Preferred Stock shall have a par value of $0.001 per share.

(e) Section 6(d)(iii) of the Certificate of Designation is hereby amended and restated as follows:

[Intentionally omitted].

(f) Section 6(d)(iv) of the Certificate of Designation is hereby amended and restated as follows:

iii. Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. If the Corporation fails to deliver to a Holder the applicable certificate or certificates or to effect a DWAC Delivery, as applicable, by the Share Delivery Date pursuant to Section 6(d)(i) (other than a failure caused by incorrect or incomplete information provided by Holder to the Corporation), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount by which (x) such Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series X Preferred Stock equal to the number of shares of Series X Preferred Stock submitted for conversion or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(d)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series X Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice, within three (3) Trading Days after the occurrence of a Buy-In, indicating the amounts payable to such Holder in respect of such Buy-In together with applicable confirmations and other evidence reasonably requested by the Corporation. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity; provided, however, that the Holder shall not be entitled to both (i) require the reissuance of the shares of Series X Preferred Stock submitted for conversion for which such conversion was not timely honored and (ii) receive the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(d)(i).

(g) Section 6(d)(vi)(3) of the Certificate of Designation is hereby amended and restated as follows.

[Intentionally omitted].

(h) Section 8 of the Certificate of Designation is hereby amended and restated as follows:

Section 8. Redemption. The shares of Series X Preferred Stock shall not be redeemable; provided, however, that the foregoing shall not limit the ability of the Corporation to purchase or otherwise deal in such shares to the extent otherwise permitted hereby and by law.

(i) Section 10(g) of the Certificate of Designation is hereby amended and restated as follows:

g. Status of Converted Series X Preferred Stock. If any shares of Series X Preferred Stock shall be converted, repurchased or otherwise be acquired by the Corporation, such shares shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series X Preferred Stock.

2. Effect of Amendment; Counterparts. Except as specifically modified herein, the Certificate of Designation remains in full force and effect. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, with the same effect as if the signatures thereto were in the same instrument. Section 10 of the Certificate of Designation is hereby incorporated by reference.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Certificate of Designation this 30th day of October, 2023.

By:	/s/ Charles Wu, Ph.D.
Name:	Charles Wu, Ph.D.
Title:	Chief Executive Officer

[Signature Page to Amendment to Certificate of Designation]